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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement File No. 333-221620 on Form S-3 of our report dated March 21, 2018, relating to the consolidated financial statements and financial statement schedules of Brighthouse Life Insurance Company and subsidiaries (the "Company"), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2017, and to the reference to us as Experts under the heading "Independent Registered Public Accounting Firm" in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Charlotte, North Carolina
April 6, 2018